UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 22, 2011 (June 20, 2011)

SURNA INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-54286
(Commission File No.)

1103 United Success Commercial Centre
508 Jaffe Road
Causeway Bay, Hong Kong
(Address of principal executive offices and Zip Code)

852-3721-3668
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 28, 2011, we reported that on April 20, 2011, we entered into an agreement with Kopere Limited, a Hong Kong corporation, wherein we agreed to purchase certain personal property related to our business in consideration of $40,000.00.

On June 20, 2011, we entered into a Debt Conversion Agreement with Kopere Limited wherein it was agreed that the cash payment of $40,000.00 referred to in the above referenced agreement, would be converted into a payment by us to Kopere Limited of 200,000 restricted shares of common stock.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Prior to June 22, 2011, we received all of the personal property referenced in our agreement with Kopere Limited dated April 20, 2011.  On June 22, 2011, we issued 200,000 restricted shares of common stock to Cherry Ping-Wai Lim, a member of our board of directors, as directed by Kopere Limited in full satisfaction of the agreement dated April 20, 2011 as revised by the Debt Conversion Agreement dated June 20, 2011.  With Kopere Limited’s action in delivering the personal property to us and our action in issuing and delivering the 200,000 restricted shares of common stock as directed by Kopere Limited, the foregoing agreements were fully performed and terminated as a matter of law.

ITEM 3.02                      UNREGISTERED SALE OF EQUITY SECURITIES.

On June 22, 2011, we issued and delivered 200,000 restricted shares of common stock to Cherry Ping-Wai Lim as directed by Kopere Limited in full satisfaction of our agreement dated April 20, 2011 as revised by the Debt Conversion Agreement dated June 20, 2011.  The shares of common stock were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933, as amended in that the transaction took place outside the United States of America with a non-US person.

ITEM 9.01                      EXHIBITS.

Exhibit	Document Description

10.1	Debt Conversion Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of June, 2011.

SURNA INC.

BY:	RICHARD CLARKE
Richard Clarke, President